     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 1996
                                                      REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                              NORWEST CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

               DELAWARE                                 41-0449260
   (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                                 NORWEST CENTER
                              SIXTH AND MARQUETTE
                       MINNEAPOLIS, MINNESOTA 55479-1000
                                  612-667-1234
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               STANLEY S. STROUP
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                              NORWEST CORPORATION
                                 NORWEST CENTER
                              SIXTH AND MARQUETTE
                       MINNEAPOLIS, MINNESOTA 55479-1026
                                  612-667-8858

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

           MARY E. SCHAFFNER                           KRIS SHARPE
           ROBERT J. KAUKOL                         SONIA A. SHEWCHUK
          NORWEST CORPORATION                      FAEGRE & BENSON LLP
            NORWEST CENTER                         2200 NORWEST CENTER
          SIXTH AND MARQUETTE                    90 SOUTH SEVENTH STREET
   MINNEAPOLIS, MINNESOTA 55479-1026        MINNEAPOLIS, MINNESOTA 55402-3901

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM
                                                                      AGGREGATE      PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                AMOUNT BEING    OFFERING PRICE      AGGREGATE         AMOUNT OF
          SECURITIES BEING REGISTERED(1)            REGISTERED(2)      PER UNIT       OFFERING PRICE   REGISTRATION FEE
Debt Securities, Preferred Shares, Depositary
  Shares, Common Stock, par value $1 2/3 per share  $5,000,000,000                    $5,000,000,000
  (3), and Securities Warrants....................       (4)             100%              (5)            $1,724,150

(1) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Includes such indeterminate number of Preferred Shares as may be issued at indeterminable prices, but with an aggregate initial offering price not to exceed $5,000,000,000, plus such indeterminate number of Preferred Shares as may be issued upon exercise of Securities Warrants or in exchange for, or upon conversion of, Debt Securities or other Preferred Shares registered hereunder for which no separate consideration will be received; such indeterminate number of Depositary Shares as may be issued in the event the Registrant elects to offer fractional interests in Preferred Shares registered hereunder; and such indeterminate number of shares of Common Stock as may be issued upon exercise of Securities Warrants or upon conversion of Debt Securities, Preferred Shares or Depositary Shares registered hereunder.
(3) Associated with the Common Stock are preferred share purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.
(4) Or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units.
(5) No separate consideration will be received for Common Stock, Preferred Shares or Depositary Shares that are issued upon conversion of Debt Securities, Preferred Shares or Depositary Shares.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                              NORWEST CORPORATION
                       DEBT SECURITIES AND DEBT WARRANTS
                 PREFERRED SHARES AND PREFERRED SHARE WARRANTS
                             COMMON STOCK WARRANTS
                                     UNITS

                               -----------------

    Norwest Corporation (the "Corporation") intends to offer from time to time in one or more series its unsecured debt securities, which may be senior (the "Senior Securities") or subordinated (the "Subordinated Securities," and together with the Senior Securities, the "Debt Securities"), warrants to purchase the Debt Securities ("Debt Warrants"), shares of preferred stock or preference stock (the "Preferred Shares"), interests in which may be represented by depositary shares ("Depositary Shares"), warrants to purchase the Preferred Shares or Depositary Shares ("Preferred Share Warrants") or warrants to purchase Common Stock ("Common Stock Warrants," and together with the Debt Warrants and Preferred Share Warrants, the "Securities Warrants"), with an aggregate initial public offering price (including the exercise price of any Securities Warrants) of up to $5,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU"), on terms to be determined at the time of sale. The Debt Securities, Preferred Shares, Depositary Shares and Securities Warrants may be offered separately or as a part of units consisting of one or more such securities ("Units," and together with the Debt Securities, Preferred Shares, Depositary Shares and Securities Warrants, the "Offered Securities"), in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (a "Prospectus Supplement").

    The Senior Securities will rank PARI PASSU with all other unsecured Senior Debt of the Corporation, as defined. The Subordinated Securities will be subordinated to all existing and future Senior Debt of the Corporation.

    Specific terms of the Offered Securities, including such terms as, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, currency, denominations, maturity, premium, rate and time of payment of interest, terms for redemption at the option of the Corporation or repayment at the option of the holder, terms for sinking fund payments and the initial public offering price; (ii) in the case of Preferred Shares, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and the initial public offering price and whether interests in the Preferred Shares will be represented by Depositary Shares; and (iii) in the case of Securities Warrants, where applicable, the duration, offering price, exercise price and detachability, will be set forth in the accompanying Prospectus Supplement. Units may be issued in amounts, at prices, on terms and containing such conditions, covenants and other provisions, and consisting of such Offered Securities, as will be set forth in a Prospectus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to and any listing on a securities exchange of the Offered Securities covered by the Prospectus Supplement.

    The Offered Securities may be offered directly, through agents designated from time to time or to or through underwriters or dealers, which may include affiliates of the Corporation. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them, will be set forth, or will be calculable from the information set forth, in such Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                             ---------------------

THE OFFERED SECURITIES ARE UNSECURED OBLIGATIONS OF THE CORPORATION AND ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK
    SUBSIDIARY OF THE CORPORATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
       INSURANCE CORPORATION,  THE  BANK  INSURANCE  FUND  OR  ANY  OTHER
                              GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY  OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

               The date of this Prospectus is             , 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Corporation with the Securities and Exchange Commission (the "Commission") are incorporated in and made a part of this Prospectus by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Current Reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended by Form 8-K/A, and February 26, 1996; (iii)
Registration Statement on Form 8-A dated December 6, 1988, as amended by Amendment No. 1 on Form 8 dated July 21, 1989; (iv) Registration Statement on Form 8-A dated December 21, 1990; and (v) Registration Statement on Form 8-A dated August 8, 1991.

    All  documents  filed by  the Corporation  with  the Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Corporation will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to Laurel A. Holschuh, Senior Vice President and Secretary, Norwest Corporation, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1026. Telephone requests may be directed to (612) 667-8655.

    No person is authorized to give any information or to make any representations other than those contained in this Prospectus or a Prospectus Supplement in connection with the offering described herein and therein, and any information or representations not contained herein or therein must not be relied upon as having been authorized. This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus and a Prospectus Supplement relating to particular Offered Securities shall not constitute an offer of any of the other Offered Securities covered by this Prospectus. The delivery of this Prospectus or any Prospectus Supplement does not constitute an offer to sell or a solicitation of an offer to buy the Offered Securities in any circumstances in which such offer or solicitation of an offer to buy the Offered Securities is unlawful.

                             AVAILABLE INFORMATION

    The Corporation is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports, proxy and information statements and other information filed by the Corporation can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy and information statements and other information concerning the Corporation can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

    Additional information regarding the Corporation and the Offered Securities offered hereby is contained in the Registration Statement and the exhibits relating thereto in respect of the Offered Securities offered hereby, filed with the Commission under the Securities Act of 1933, as amended (the "Securities

Act"). For further information pertaining to the Corporation and the Offered Securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.
                              -------------------

    Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").

                                THE CORPORATION

    The Corporation is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Corporation operates through subsidiaries engaged in banking and in a variety of related businesses. The Corporation provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. The Corporation provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

    At December 31, 1995, the Corporation had consolidated total assets of $72.1 billion, total deposits of $42.0 billion, and total stockholders' equity of $5.3 billion. Based on total assets at December 31, 1995, the Corporation was the thirteenth largest commercial banking organization in the United States.

    The Corporation regularly explores opportunities for possible acquisitions of financial institutions and related businesses. Generally, management of the Corporation does not make a public announcement about an acquisition until a definitive agreement has been signed. The Corporation generally provides information concerning the aggregate asset value of its pending acquisitions in its annual and quarterly reports filed with the Commission and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    The Corporation's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is (612) 667-1234.

    Additional information concerning the Corporation is included in the documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                           CERTAIN REGULATORY MATTERS

GENERAL

    As a bank holding company, the Corporation is subject to supervision and examination by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Under the BHCA, a bank holding company generally may not directly or indirectly acquire the ownership or control of more than 5% of the voting securities or all or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions. Various proposals are pending before Congress that would allow affiliations between a bank holding company and nonbank entities that are prohibited or restricted under current law. Whether Congress will adopt any of these proposals, and if so in what form, is not known at this time.

    The Corporation's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of the Corporation's banking subsidiaries are primarily insured by the Bank Insurance Fund ("BIF"); deposits attributable to certain of the Corporation's savings associations are insured by the Savings Association Insurance Fund ("SAIF"). For that reason, the Corporation's banking subsidiaries are subject to regulation by the Federal Deposit Insurance Corporation

("FDIC"). In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS

    Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to the Corporation without regulatory approval. The approval of the Office of the Comptroller of the Currency (the "OCC") is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions the Corporation's national bank subsidiaries could have declared, as of December 31, 1995, aggregate dividends of at least $274.1 million, without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. The Corporation also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by the Corporation's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to the Corporation's revenues.

    If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

    The Corporation is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of the Corporation, and thus the rights of the Corporation's creditors, to participate in any distribution of the assets or earnings of any subsidiary other than in its capacity as a bona fide creditor of the subsidiary is necessarily subject to the prior satisfaction of claims of creditors of the subsidiary. The principal sources of the Corporation's revenues are dividends and fees from its subsidiaries.

    The Corporation's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to the Corporation and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to the Corporation or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to the Corporation and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

    The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when the Corporation may not have the resources to provide it. Any capital loans by the Corporation to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

    A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

    Federal law (12 U.S.C. Section55) permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. The Corporation, as the sole shareholder of most of its subsidiary banks, is subject to such provisions.

ACQUISITIONS

    Effective September 29, 1995, under the provisions of the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Reigle-Neal Act"), the Corporation's banking subsidiaries are permitted to acquire banks located in any state in which the acquiring subsidiary bank is located (an instrastate merger). Effective June 1, 1997, the Corporation's banking subsidiaries will be permitted to acquire a bank located in a state other than the state in which the acquiring subsidiary bank is located (an interstate merger) through merger, consolidation or purchase of assets and assumption of liabilities, unless the state in which either of the banks is located has opted out of the interstate banking provisions of the Reigle-Neal Act. An interstate merger may occur before June 1, 1997 if the states in which the merging banks are located have enacted a law authorizing interstate bank mergers.

    All of the Corporation's acquisitions of banking institutions and other companies are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state, unless it is the initial entry of the Corporation into the state.

CAPITAL REQUIREMENTS

    Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stockholders' equity, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations. In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a

"tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of the Corporation's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At December 31, 1995, the Corporation's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.11% and 10.18%, respectively, and the Corporation's leverage ratio was 5.65%. Neither the Corporation nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

    As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. The Corporation does not believe that these recent proposals and revisions to the capital guidelines will materially impact its operations.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

    In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act ("FDIA") and makes revisions to several other federal banking statutes. Among other things, FDICIA requires federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

    FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

    Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

    FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to external and internal audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on the Corporation has not yet been fully determined, but management does not believe it will be material.

    FDICIA also contains a variety of other provisions that may affect the operations of the Corporation, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

    Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is "well capitalized" or (ii) it is "adequately capitalized" and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is "adequately capitalized" and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is "well capitalized." At December 31, 1995, all of the Corporation's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

FDIC INSURANCE

    Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of

27 cents. The FDIC may change the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of the Corporation's banking subsidiaries could have a material adverse effect on the Corporation's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of the Corporation's subsidiary depository institutions could have a material adverse effect on the Corporation's earnings, depending on the collective size of the particular institutions involved.

    Deposits insured by the SAIF held by the Corporation's bank subsidiaries as a result of savings association acquisitions by the Corporation continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the consolidation or merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. Management of the Corporation does not anticipate that the impact of the proposed legislation will be material to the Corporation; however, to provide for such a special assessment when and if imposed, the Corporation has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums.

DEPOSITOR PREFERENCE

    Under the FDIA, claims of holders of domestic deposits and certain claims of administrative expenses and employee compensation against an FDIC-insured depository institution have priority over other general unsecured claims against the institution in the "liquidation or other resolution" of the institution by a receiver.

                                USE OF PROCEEDS

    Unless otherwise specified in an applicable Prospectus Supplement, the net proceeds to be received by the Corporation from the sale of the Offered Securities offered hereby will be added to the general funds of the Corporation and will be available for general corporate purposes, including investments in or advances to existing or future subsidiaries, repayment of maturing obligations and redemption of outstanding indebtedness. Pending such use, the Corporation may temporarily invest the net proceeds or use them to reduce short-term indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES
                       AND TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

    The following are the consolidated ratios of earnings to fixed charges and to combined fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 1995:

                                     YEAR ENDED DECEMBER 31
                                ---------------------------------
                                1995    1994   1993   1992   1991
                                -----   ----   ----   ----   ----
Ratio of Earnings to Fixed
  Charges:
    Excluding interest on
     deposits................   2.06x    2.52   2.39   2.01   1.70
    Including interest on
     deposits................   1.57x    1.72   1.59   1.39   1.22
Ratio of Earnings to Combined
  Fixed Charges and Preferred
  Stock Dividends:
    Excluding interest on
     deposits................   1.97x    2.39   2.23   1.88   1.64
    Including interest on
     deposits................   1.53x    1.68   1.55   1.35   1.21

    For purposes of computing the ratios of earnings to fixed charges, income before income taxes plus fixed charges less capitalized interest has been divided by fixed charges. For purposes of computing the ratios of earnings to combined fixed charges and preferred stock dividends, income before income taxes plus fixed charges less capitalized interest has been divided by fixed charges and pretax earnings required to cover preferred stock dividends. Fixed charges, excluding interest on deposits, consist of interest on short-term borrowings and long-term debt, amortization of debt expense, capitalized interest and one-third of net rental expense (which is deemed representative of the interest factor). Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits. Pretax earnings required to cover preferred stock dividends have been computed by dividing preferred stock dividends by one minus the Corporation's income tax rate.

                         DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Senior Securities are to be issued under an Indenture (the "Senior Indenture") between the Corporation and the trustee named in the applicable Prospectus Supplement as trustee (the "Senior Trustee"). The Subordinated Securities are to be issued under an Indenture (the "Subordinated Indenture") between the Corporation and the trustee named in the applicable Prospectus Supplement as trustee (the "Subordinated Trustee," and together with the Senior Trustee, the "Trustees"). The forms of the Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indentures. Numerical references in parentheses below are to sections of the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indentures.

GENERAL

    The amount of Debt Securities offered by this Prospectus will be limited to the amount set forth on the cover of this Prospectus. Each Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. (SECTION 301)

    The Senior Securities will be unsecured and will rank PARI PASSU with other unsecured Senior Debt of the Corporation. The Subordinated Securities will be unsecured and will rank PARI PASSU with other subordinated debt of the Corporation and, together with such other subordinated debt, will be subordinated and junior in right of payment to the prior payment in full of the Senior Debt of the Corporation as described below under "Subordination."

    Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities for the terms of such Debt Securities, including, where applicable, (i) the designation and any limit on the aggregate principal amount of such Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (iii) the date or dates on which such Debt Securities will mature or method by which such dates can be determined; (iv) the currency or currencies in which such Debt Securities are being sold and are denominated and the circumstances, if any, under which any Debt Securities may be payable in a currency other than the currency in which such Debt Securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the Holder of any such Debt Securities may elect the currency in which payments thereon are to be made, the manner of such election; (v) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (vi) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity; (vii) the date from which interest on such Debt Securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which the Corporation may defer interest payments; (viii) the dates on which, and the price or prices at which, such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or required repayment; (ix) in the case of the Subordinated Securities, any terms by which such securities may be convertible into Common Stock (see "DESCRIPTION OF COMMON STOCK"), Preferred Shares (see "DESCRIPTION OF PREFERRED SHARES") or Depositary Shares (see "DESCRIPTION OF DEPOSITARY SHARES") of the Corporation and, in case of Subordinated Securities convertible into Preferred Shares or Depositary Shares, the terms of such Preferred Shares or Depositary Shares; (x) whether such Debt Securities are to be issuable as Bearer Securities and/or Registered Securities and, if issuable as Bearer Securities, the terms upon which any Bearer Securities may be exchanged for Registered Securities; (xi) whether such Debt Securities are to be issued in the form of one or more temporary or permanent Global Securities and, if so, the identity of the depositary for such Global Security or Securities; (xii) if a temporary global Debt Security is to be issued with respect to such series, the extent to which, and the manner in which, any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be credited to the accounts of the persons entitled thereto on such interest payment date; (xiii) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Debt Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xiv) any additional restrictive covenants included for the benefit of Holders of such Debt Securities; (xv) any additional Events of Default provided with respect to such Debt Securities;
(xvi) information with respect to book-entry procedures, if any; (xvii) whether the Debt Securities will be repayable at the option of the Holder; (xviii) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture; (xix) the right of the Corporation to defease the Debt Securities or certain covenants under the Indentures; and (xx) the terms of any securities being offered together with or separately from the Debt Securities. Such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities and certain United States federal income tax consequences and any risk factors or other special considerations applicable to such series of

Debt Securities. If a Debt Security is denominated in a foreign currency, such Debt Security may not trade on a U.S. national securities exchange unless and until the Commission has approved appropriate rule changes pursuant to the Securities Act to accommodate the trading of such Debt Security.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in the Prospectus Supplement, Bearer Securities other than Bearer Securities in temporary or permanent global form will have interest coupons attached. (SECTION 201) Each Indenture also provides that Bearer Securities or Registered Securities of a series may be issuable in permanent global form. (SECTION 203) See "Permanent Global Securities."

    Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount, tenor and terms. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer Securities surrendered in exchange for Registered Securities between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (SECTION 305) Each Bearer Security, other than a temporary global Bearer Security, and each interest coupon will bear the following legend: "Any United States Person who holds this obligation will be subject to limitations under the United States federal income tax laws including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

    Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by the Corporation for such purpose with respect to such series of Debt Securities, without service charge and upon payment of any taxes and other governmental charges. (SECTION 305) If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Corporation with respect to any series of Debt Securities, the Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Corporation will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Corporation will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Corporation may at any time designate additional transfer agents with respect to any series of Debt Securities. (SECTION 1002)

    The Corporation shall not be required (i) to issue, register the transfer of or exchange Debt Securities of any particular series to be redeemed for a period of 15 days preceding the first publication of the relevant notice of redemption or, if Registered Securities are outstanding and there is no publication, the mailing of the relevant notice of redemption, (ii) to register the transfer of or exchange any Registered Security so selected for redemption in whole or in part, except the unredeemed portion of any Registered Security being redeemed in part, or (iii) to exchange any Bearer Security so selected for redemption except that such a Bearer Security may be exchanged for a Registered Security of like tenor and terms of that series, provided that such Registered Security shall be surrendered for redemption. (SECTION 305) Additional information regarding restrictions on the issuance, exchange and transfer of and special United States federal income tax considerations relating to Bearer Securities will be set forth in the applicable Prospectus Supplement.

TEMPORARY GLOBAL SECURITIES

    If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Corporation of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel S.A. ("Cedel") for credit to designated accounts. On and after the date determined as provided in any such temporary Global Security and described in the applicable Prospectus Supplement, but within a reasonable time, each such temporary Global Security will be exchangeable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Bearer Security, or any combination thereof, as specified in such Prospectus Supplement. No definitive Bearer Security or permanent global Bearer Security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

    Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary Global Securities will be set forth in the Prospectus Supplement relating thereto.

PERMANENT GLOBAL SECURITIES

    If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent Global Security will be payable in the manner described in the Prospectus Supplement relating thereto.

PAYMENTS AND PAYING AGENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, payments of principal of and premium, if any, and interest, if any, on Bearer Securities will be payable in the currency designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Corporation may appoint from time to time. Unless otherwise provided in the Prospectus Supplement, such payments may be made, at the option of the Holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date to a paying agent outside the United States. (SECTION
1001) No payment with respect to any Bearer Security will be made at any office or paying agency maintained by the Corporation in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on Bearer Securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency of, and designated by, the Corporation located in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the Trustee receives an opinion of counsel that such payment within the United States is legal. (SECTION 1002) As used in the Prospectus, "United States" means the United States of America (including the States and the District of Columbia) and its possessions.

    Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and premium, if any, and interest, if any, on a Registered
Security will be payable in the currency designated in the Prospectus Supplement, and interest will be payable at the office of such paying agent or paying agents as the Corporation may appoint from time to time, except that at the option of the Corporation payment of any interest may be made by a check in such currency mailed to the Holder at such Holder's registered address or by wire transfer to an account in such currency designated by such Holder in writing not less than ten days prior to the date of such payment. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any installment of interest on a Registered Security will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such payments. (SECTION 307) Unless otherwise indicated in the applicable Prospectus Supplement, principal payable at maturity will be paid to the registered holder upon surrender of the Registered Security at the office of a duly appointed paying agent.

    The paying agents outside the United States initially appointed by the Corporation for a series of Debt Securities will be named in the applicable Prospectus Supplement. The Corporation may terminate the appointment of any of the paying agents from time to time, except that the Corporation will maintain at least one paying agent outside the United States so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Corporation will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Debt Securities. (SECTION 1002)

    All moneys paid by the Corporation to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at request of the Corporation, be repaid to the Corporation, and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Corporation for payment thereof. (SECTION 1003).

COVENANTS CONTAINED IN INDENTURES

    The Senior Indenture provides that the Corporation will not, and will not permit any Subsidiary to, sell or otherwise dispose of, or permit any Principal Subsidiary Bank (defined as any Subsidiary Bank having total assets in excess of 10% of the total consolidated assets of the Corporation and its Subsidiaries) to issue, shares of Capital Stock (defined as outstanding shares of stock of any class), or securities convertible into Capital Stock, of any Principal Subsidiary Bank, or any Subsidiary owning, directly or indirectly, in whole or in part, Capital Stock of a Principal Subsidiary Bank, with the following exceptions: (i) sales of directors' qualifying shares; (ii) sales or other dispositions for fair market value if, after giving effect to such disposition and to the issuance of any shares issuable upon conversion or exchange of securities convertible or exchangeable into Capital Stock, the Corporation would own directly or indirectly through Subsidiaries not less than 80% of the shares of each class of Capital Stock of such Principal Subsidiary Bank; (iii) sales or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; or (iv) sales of Capital Stock by any Principal Subsidiary Bank to its stockholders where the sale does not reduce the percentage of shares of the same class owned by the Corporation. (SECTION 1005 OF THE SENIOR INDENTURE) At the date hereof, the only Subsidiary Banks which are Principal Subsidiary Banks are Norwest Bank Minnesota, National Association and Norwest Bank Iowa, National Association.

    The Subordinated Indenture does not contain the foregoing covenant.

    The Corporation is not restricted by the Indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property for any purpose or from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indentures do not contain any provision which would require the Corporation to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Corporation which may adversely affect the creditworthiness of the Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Corporation may not consolidate with or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person unless (i) the successor Person is a corporation organized and validly existing under the laws of a domestic jurisdiction and expressly assumes the Corporation's obligations on the Debt Securities and under the applicable Indenture; and (ii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing. (SECTION 801)

MODIFICATION AND WAIVER

    Except as to certain modifications and amendments not adverse to Holders of Debt Securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each Indenture may be made only with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series thereunder affected by such modification, amendment or waiver; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security or coupon affected thereby, (i) change the Stated Maturity of the principal or any installment of principal or any installment of interest, if any; (ii) reduce the amount of principal or interest thereon, or any premium payable upon redemption or repayment thereof or in the case of an Original Issue Discount Security the amount of principal payable upon acceleration of the Maturity thereof; (iii) change the place of payment or the currency in which principal or interest is payable, if any; (iv) impair the right to institute suit for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the right of repayment, if any, at the option of the Holder; (v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults; (vi) reduce the requirements contained in the applicable Indenture for quorum or voting; (vii) in the case of Subordinated Securities convertible into Common Stock, impair any right to convert such Subordinated Securities; or (viii) modify any of the above provisions. (SECTION 902)

    Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder if Debt Securities of that series are issuable in whole or in part as Bearer Securities. (SECTION 1401 OF THE SENIOR INDENTURE, SECTION 1601 OF THE SUBORDINATED INDENTURE) A meeting may be called at any time by the Trustee for such Debt Securities, or upon the request of the Corporation or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with the Indenture with respect thereto. (SECTION 1402 OF THE SENIOR INDENTURE, SECTION 1602 OF THE SUBORDINATED INDENTURE) Except as limited by the proviso in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series issued under an Indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the Holders of 66 2/3% in principal amount of such Outstanding Debt Securities of that series; and provided, further, that, except as limited by the proviso in the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series issued under an Indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. (SECTION 1404 OF THE SENIOR INDENTURE, SECTION 1604 OF THE SUBORDINATED INDENTURE)

    Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture with respect thereto will be binding on all Holders of Debt Securities of that series and the related coupons issued under that Indenture. The quorum at any meeting of

Holders of a series of Debt Securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series issued under that Indenture will constitute a quorum. (SECTION 1404 OF THE SENIOR INDENTURE, SECTION 1604 OF THE SUBORDINATED INDENTURE)

EVENTS OF DEFAULT

    Unless otherwise provided in the applicable Prospectus Supplement, any series of Senior Securities issued under the Senior Indenture will provide that the following shall constitute Events of Default with respect to such series:
(i) default in payment of principal of or premium, if any, on any Senior Security of such series when due; (ii) default for 30 days in payment of interest, if any, on any Senior Security of such series or related coupon, if any, when due; (iii) default in the deposit of any sinking fund payment on any Senior Security of such series when due; (iv) default in the performance of certain covenants contained in such Indenture; (v) default in the performance of any other covenant in such Indenture, continued for 90 days after written notice thereof by the Trustee thereunder or the Holders of at least 25% in principal amount of the Outstanding Senior Securities of such series issued under that Indenture; and (vi) certain events of bankruptcy, insolvency or reorganization of the Corporation. (SECTION 501 OF THE SENIOR INDENTURE)

    Unless otherwise provided in the applicable Prospectus Supplement, any series of Subordinated Securities issued under the Subordinated Indenture will provide that the only Event of Default will be certain events of bankruptcy of the Corporation. (SECTION 501 OF THE SUBORDINATED INDENTURE) Unless specifically stated in the applicable Prospectus Supplement for a particular series of Subordinated Securities, there is no right of acceleration of the payment of principal of the Subordinated Securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture, the Trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy. (SECTION 503 OF THE SUBORDINATED INDENTURE)

    The Corporation is required to file with each Trustee annually an Officers' Certificate concerning the absence of certain defaults under the terms of the Indentures. (SECTION 1007 OF THE SENIOR INDENTURE, SECTION 1004 OF THE SUBORDINATED INDENTURE) Each Indenture provides that if an Event of Default specified therein shall occur and be continuing, either the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series issued under that Indenture may declare the principal of all such Debt Securities (or in the case of Original Issue Discount Securities, such portion of the principal amount thereof as may be specified in the terms thereof) to be due and payable. (SECTION 502) In certain cases, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of any such series and any related coupons, waive any past default or Event of Default except a default (i) in payment of the principal of or premium, if any, or interest, if any, on any of the Debt Securities of such series and (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series or coupon affected. (SECTION 513)

    Each Indenture contains a provision entitling the Trustee thereunder, subject to the duty of such Trustee during default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series thereunder or any related coupons before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders. (SECTION 603) Each Indenture provides that no Holder of any Debt Securities of any series thereunder or any related coupons may institute any proceeding, judicial or otherwise, to enforce such Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it is given notice of default, a request to enforce such Indenture by the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of such series and an offer of reasonable indemnity. (SECTION 507) This provision will not prevent any Holder of Debt Securities or any related coupons from enforcing payment of the principal thereof and premium, if any, and interest, if any, thereon at the respective due dates thereof. (SECTION 508) The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series issued under an Indenture may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee for such Debt Securities or exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, such Trustee may refuse to follow any direction that conflicts with law or the Indenture under which it serves or which would be unjustly prejudicial to Holders not joining therein. (SECTION
512)

    Each Indenture provides that the Trustee thereunder will give to the Holders of Debt Securities notice of a default if not cured or waived, but, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any Debt Securities of such series or any related coupons or in the payment of any sinking fund installment with respect to Debt
Securities of such series or in the exchange of Capital Securities for Debt Securities of such series, the Trustee for such Debt Securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of such Debt Securities. (SECTION 602)

DEFEASANCE AND DISCHARGE

    The Corporation may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies, to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-U.S. persons) upon the deposit with the Trustee, in trust, of money and/or, to the extent such Debt Securities are denominated and payable in U.S. dollars only, Eligible Instruments which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each installment of interest on, and any mandatory sinking fund or analogous payments on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. Such a trust may be established only if, among other things, (a) the Corporation has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Corporation has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the applicable lndenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and (b) the Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge. (SECTION 403) In the event of any such defeasance and discharge of Debt Securities of such series, Holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity.

    The Corporation may terminate certain of its obligations under each Indenture with respect to the Debt Securities of any series thereunder, including its obligations to comply with the covenants described under the heading "Covenants Contained in Indentures" above, with respect to such Debt Securities, on the terms and subject to the conditions contained in such Indentures, by depositing in trust with the Trustee money and/or, to the extent such Debt Securities are denominated and payable in U.S. dollars only, Eligible Instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the
principal   and   premium,   if   any,   and   interest,   if   any,   on   such

Debt Securities, and any mandatory sinking fund, repayment or analogous payments thereon, on the scheduled due dates therefor. Such deposit and termination is conditioned, among other things, upon the Corporation's delivery of an opinion of counsel that the Holders of such Debt Securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve the Corporation of its obligation to pay when due the principal of or interest on such Debt Securities if such Debt Securities of such series are not paid from the money or Eligible Instruments held by the Trustee for the payment thereof. (SECTION 1501 OF THE SENIOR INDENTURE, SECTION 1701 OF THE SUBORDINATED INDENTURE) The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the Debt Securities of a particular series. In the event the Corporation exercises its option to omit compliance with the covenant described under "Covenants Contained in Indentures" above with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, then the amount of money and Eligible Instruments on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. The Corporation shall in any event remain liable for such payments as provided in the applicable Indenture.

SUBORDINATION

    The Subordinated Securities shall be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Debt (as defined below) of the Corporation. In the event that the Corporation shall default in the payment of any principal, premium, if any, or interest, if any, on any Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-offs or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the Subordinated Securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Subordinated Securities. (SECTION 1801 OF THE SUBORDINATED INDENTURE) "Senior Debt" means any obligation of the Corporation to its creditors, whether now outstanding or subsequently incurred, other than (i) any obligation as to which it is provided that such obligation is not Senior Debt and (ii) the Subordinated Securities. (SECTION 101 OF THE SUBORDINATED INDENTURE) As of December 31, 1995, the Corporation had approximately $7.5 billion of Senior Debt outstanding.

    In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Corporation, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Corporation, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Corporation for the benefit of creditors or (iv) any other marshalling of the assets of the Corporation, all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal of or interest on the Subordinated Securities. In such event, any payment or distribution on account of the principal of or interest on the Subordinated Securities, whether in cash, securities or other property (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Debt at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Securities shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. (SECTION 1801 OF THE SUBORDINATED INDENTURE)

    In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Debt, the Holders of Subordinated Securities, together with the holders of any obligations of the Corporation ranking on a parity with the Subordinated Securities, shall be entitled to be repaid from the remaining assets of the Corporation the amounts at the time due and owing on account of unpaid principal, premium, if any, and interest, if any, on the Subordinated Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Corporation ranking junior to the Subordinated Securities and such other obligations. If any payment or distribution on account of the principal of or interest on the Subordinated Securities of any character or any security, whether in cash, securities or other property (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) shall be received by any Holder of any Subordinated Securities in contravention of any of the terms of the Subordinated Indenture and before all the Senior Debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all such Senior Debt in full. (SECTION 1801 OF THE SUBORDINATED INDENTURE) By reason of such subordination, in the event of the insolvency of the Corporation, holders of Senior Debt may receive more, ratably, and holders of the Subordinated Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Corporation. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Securities.

    The Subordinated Indenture may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the Subordinated Indenture relating to the subordination of the Subordinated Securities and any related coupons in a manner adverse to such holders. (SECTION 902 OF THE SUBORDINATED INDENTURE)

CONVERSION OF SUBORDINATED CONVERTIBLE SECURITIES

    The Holders of Subordinated Securities of a specified series that are convertible into Common Stock, Preferred Shares or Depositary Shares of the Corporation ("Subordinated Convertible Securities") will be entitled at certain times specified in the applicable Prospectus Supplement, subject to prior redemption, repayment or repurchase, to convert any Subordinated Convertible Securities of such series (in denominations set forth in the applicable Prospectus Supplement) into Common Stock, Preferred Shares or Depositary Shares, as the case may be, at the conversion price set forth in the applicable
Prospectus Supplement, subject to adjustment as described below and in the applicable Prospectus Supplement. Except as described below, no adjustment will be made on conversion of any Subordinated Convertible Securities for interest accrued thereon or for dividends on any Common Stock, Preferred Shares or Depositary Shares issued. (SECTION 1903 OF THE SUBORDINATED INDENTURE) If any Subordinated Convertible Securities not called for redemption or submitted for repayment are converted between a Regular Record Date for the payment of interest and the next succeeding Interest Payment Date, such Subordinated Convertible Securities must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. (SECTION 1903 OF THE SUBORDINATED INDENTURE) The Corporation is not required to issue fractional shares of Common Stock upon conversion of Subordinated Convertible Securities that are convertible into Common Stock and, in lieu thereof, will pay a cash adjustment based upon the Closing Price (as defined in the Subordinated Indenture) of the Common Stock on the last business day prior to the date of conversion. (SECTION 1904 OF THE SUBORDINATED INDENTURE) In the case of Subordinated Convertible Securities called for redemption or submitted for repayment, conversion rights will expire at the close of business on the redemption date or repayment date, as the case may be. (SECTION 1902 OF THE SUBORDINATED INDENTURE)

    Unless otherwise indicated in the applicable Prospectus Supplement, the conversion price for Subordinated Convertible Securities that are convertible into Common Stock is subject to adjustment under formulas set forth in the Subordinated Indenture upon the occurrence of certain events, including the issuance of the Corporation's capital stock as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Subordinated Indenture); and the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (excluding certain cash dividends and distributions described in the next paragraph) or rights or warrants (excluding those referred to above). (SECTION 1906 OF THE SUBORDINATED INDENTURE) In the event that the Corporation shall distribute any rights or warrants to acquire capital stock ("Capital Stock Rights") pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Subordinated Convertible Securities), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Corporation may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each Holder of such a Subordinated Convertible Security who converts such Subordinated Convertible Security (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Subordinated Convertible Security so converted would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Subordinated Convertible Security were converted immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the conversion price of Subordinated Convertible Securities that are convertible into Common Stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of Subordinated Convertible Securities that are convertible into Common Stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Notwithstanding any of the foregoing, the issuance of Common Stock under the Norwest Corporation Dividend Reinvestment and Optional Cash Payment Plan shall not require an adjustment to the conversion price of Subordinated Convertible Securities that are convertible into Common Stock. The Corporation reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock-related distributions thereafter made by the Corporation to its stockholders shall not be taxable. (SECTION 1906 OF THE SUBORDINATED INDENTURE) Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

    In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Corporation or (iii) a sale or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to, or in exchange for, such Common Stock, the Holders of the Subordinated Convertible Securities then outstanding that are convertible into Common Stock will be entitled thereafter to convert such Subordinated Convertible Securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Subordinated Convertible Securities been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (SECTION 1907 OF THE SUBORDINATED INDENTURE)

    In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price of Subordinated Convertible Securities that are convertible into Common Stock, the Holders of such Subordinated Convertible Securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock or such Subordinated Convertible Securities.

                        DESCRIPTION OF PREFERRED SHARES

    The following description of the terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Shares offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such series of the Preferred Shares. If so indicated in the Prospectus Supplement, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the Preferred Shares set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to each series of the Preferred Shares.

GENERAL

    Pursuant to the Corporation's Restated Certificate of Incorporation, as amended, the Board of Directors of the Corporation has the authority, without further stockholder action, to issue from time to time a maximum of 5,000,000 shares of preferred stock, without par value ("Preferred Stock"), and a maximum of 4,000,000 shares of preference stock, without par value ("Preference Stock"), including shares issued or reserved for issuance, in one or more series and with such terms and at such times and for such consideration as the Board of Directors of the Corporation may determine. The authority of the Board of Directors of the Corporation includes the determination or fixing of the following with respect to shares of any series thereof: (i) the number of shares and designation or title thereof; (ii) rights as to dividends; (iii) whether and upon what terms the shares are to be redeemable; (iv) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Corporation;
(v) whether and upon what terms the shares shall have a purchase, retirement or sinking fund; (vi) whether and upon what terms the shares are to be convertible;
(vii) the voting rights, if any, which shall apply, provided that holders of Preference Stock shall not be entitled to more than one vote per share; and
(viii) any other preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series. At December 31, 1995, 2,119,681 shares of Preferred Stock and no shares of Preference Stock were outstanding. Shares of ESOP Preferred Stock, 1995 ESOP Preferred Stock, Tracking Preferred Stock and 1996 ESOP Preferred Stock (as hereinafter defined) purchased, redeemed or converted by the Corporation shall be retired and cancelled and restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued.

    As described under "DESCRIPTION OF DEPOSITARY SHARES," the Corporation may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Shares) in a share of the particular series of the Preferred Shares issued and deposited with a Depositary (as defined below).

    Under interpretations adopted by the Federal Reserve Board, if the holders of any series of the Preferred Shares become entitled to vote for the election of directors because dividends on such series are in arrears as described under "Voting Rights" below, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% or more if it otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the BHCA. In addition, at such time as such series is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of such series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of such series.

    The Preferred Shares shall have the dividend, liquidation, redemption, voting and conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of the Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including (i) the title, stated value and liquidation preference of such Preferred Shares and the number of shares offered; (ii) the initial public offering price at which such Preferred Shares will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any repurchase, redemption or sinking fund provisions; (v) any conversion provisions; (vi) whether the Corporation has elected to offer Depositary Shares as described under "DESCRIPTION OF DEPOSITARY SHARES"; and (vii) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

    The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of the Preferred Shares, each series of the Preferred Shares will rank on a parity in all respects with the outstanding shares of the Corporation's Preferred Stock and Preference Stock described below and each other series of the Preferred Shares and will rank senior to the Corporation's Series A Junior Participating Preferred Stock described below. The Preferred Shares will have no preemptive rights to subscribe for any additional securities which may be issued by the Corporation. Unless otherwise specified in the applicable Prospectus Supplement, Norwest Bank Minnesota, National Association will be the transfer agent and registrar for the Preferred Shares and any Depositary Shares.

DIVIDENDS

    The holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee thereof, out of funds legally available therefor, cash dividends at such rates and on such dates as will be set forth in the Prospectus Supplement relating to such series. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be set forth in the Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Corporation on such record dates as will be fixed by the Board of Directors of the Corporation or a duly authorized committee thereof.

    Dividends on any series of the Preferred Shares may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. If the Board of Directors of the Corporation fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are noncumulative ("Noncumulative Preferred Shares"), then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Corporation will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates.

    No full dividends will be declared or paid or set apart for payment on any stock of the Corporation ranking, as to dividends, on a parity with or junior to the Preferred Shares for any period unless full dividends on the Preferred Shares of each series (including any accumulated dividends) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon any series of Preferred Shares and any Preferred Stock or Preference Stock ranking on a parity as to dividends with the Preferred Shares, all dividends declared or made upon Preferred Shares of each series and any Preferred Stock or Preference Stock ranking on a parity as to dividends with the Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on Preferred Shares of each series and such Preferred Stock and Preference Stock shall in all cases bear to each other the same ratio that accrued dividends per share (which, in the case of Noncumulative Preferred Shares, shall not include any accumulation in respect of unpaid dividends for prior dividend periods) on shares of each series of the Preferred Shares and such Preferred Stock and Preference Stock bear to each other. Except as provided in the preceding sentence, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or any other stock of the Corporation ranking junior to the Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the Corporation ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Preferred Shares as to dividends and upon liquidation) unless, in each case, the full dividends on each series of the Preferred Shares shall have been paid or declared and set aside for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on any series of the Preferred Shares which may be in arrears.

REDEMPTION

    A series of the Preferred Shares may be redeemable, in whole or in part, at the option of the Corporation, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Preferred Shares redeemed by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock or Preference Stock, as the case may be.

    The Prospectus Supplement relating to a series of the Preferred Shares which is subject to mandatory redemption will specify the number of shares of such series of the Preferred Shares which shall be redeemed by the Corporation in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the Prospectus Supplement relating to such series of the Preferred Shares. If the redemption price is payable only from the net proceeds of the issuance of capital stock of the Corporation, the terms of such series may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the applicable shares of such series of the Preferred Shares shall automatically and mandatorily be converted into shares of the applicable capital stock of the Corporation pursuant to conversion provisions specified in the Prospectus Supplement relating to such series of the Preferred Shares.

    If fewer than all of the outstanding shares of any series of the Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Corporation and such shares shall be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares).

    Notwithstanding the foregoing, if any dividends, including any accumulation, on Preferred Shares of any series are in arrears, no Preferred Shares of such series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any Preferred Shares of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of such series of the Preferred Shares.

    Notice of redemption shall be given by mailing the same to each record holder of the shares to be redeemed, not less than 40 nor more than 70 days prior to the date fixed for redemption thereof, to the respective addresses of such holders as the same shall appear on the stock books of the Corporation. Each such notice shall state (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights as to such shares, if any, shall terminate. If fewer than all shares of any series of the Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares to be redeemed from such holder.

    If notice of redemption has been given, from and after the redemption date for the shares of the series of the Preferred Shares called for redemption (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares so called for redemption), dividends on the Preferred Shares so called for redemption shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the redemption price) shall cease. Upon surrender in accordance with such notice of the certificates representing any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), the redemption price set forth above shall be paid out of funds provided by the Corporation. If fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

    In the event that a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, the Company will comply with all applicable provisions of the Exchange Act.

CONVERSION

    The Prospectus Supplement relating to a series of the Preferred Shares which is convertible will state the terms on which shares of that series are convertible into shares of Common Stock or a series of Preferred Stock or Preference Stock.

RIGHTS UPON LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of the Preferred Shares and any Preferred Stock and Preference Stock ranking on a parity with such series of Preferred Shares upon liquidation will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of the Common Stock or any other class or series of stock of the Corporation ranking junior to such series of the Preferred Shares upon liquidation, liquidation distributions in the amount set forth in the Prospectus Supplement relating to such series of the Preferred Shares plus an amount equal to the sum of all accrued and unpaid dividends (whether or not earned or declared) for the then current dividend period and, if such series of the Preferred Shares is cumulative, for all dividend periods prior thereto. Neither the sale of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation nor the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Preferred Shares of any series and any other shares of stock of the Corporation ranking as to any such distribution on a parity with such series of the Preferred Shares shall be insufficient to pay in full all amounts to which such holders are entitled, no such distribution shall be made on account of any shares of any other series of the Preferred Shares or other securities of the Corporation ranking as to any such distribution on a parity with the Preferred Shares of such series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Shares of such series, ratably, in proportion to the full distributive amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After payment of the full amount of the liquidation distribution to which they are entitled, the holders of such series of the Preferred Shares will have no right or claim to any of the remaining assets of the Corporation.

VOTING RIGHTS

    Except as indicated below or in the Prospectus Supplement relating to a particular series of the Preferred Shares, or except as expressly required by applicable law, the holders of the Preferred Shares will not be entitled to vote. In the event the Corporation issues shares of a series of the Preferred Shares, unless otherwise indicated in the Prospectus Supplement relating to such series, each share will be entitled to one vote on matters on which holders of such series are entitled to vote. However, as more fully described under "DESCRIPTION OF DEPOSITARY SHARES," if the Corporation elects to provide for the issuance of Depositary Shares representing fractional interests in a share of such series of the Preferred Shares, the holders of each such Depositary Share will, in effect, be entitled through the Depositary to such fraction of a vote, rather than a full vote. In the case of any series of Preferred Shares having one vote per share on matters on which holders of such series are entitled to vote, the voting power of such series, on matters on which holders of such series and holders of any other series of Preferred Shares or a series of Preferred Stock or Preference Stock are entitled to vote as a single class, will depend on the number of shares in such series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series of the Preferred Shares.

    Whenever dividends on any series of the Preferred Shares shall be in arrears for such number of dividend periods which shall in the aggregate contain not less than 540 days, the holders of shares of the Preferred Shares of such series (voting together as a class with holders of shares of any one or more series of Preferred Stock or Preference Stock ranking on a parity with the Preferred Shares either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors on the terms set forth below and until all past dividends accumulated on Preferred Shares of such series shall have been paid in full. Each holder of Preferred Shares of such series will have one vote for each share of stock held and each other series will have such number of votes, if any, for each share of stock held as may be granted to them. In such case, the Board of Directors will be increased by two directors, and the holders of the Preferred Shares of such series (together with the holders of shares of any one or more series of Preferred Stock or Preference Stock ranking on such a parity and upon which like voting rights have been conferred and are exercisable) will have the exclusive right as members of such class, as outlined above, to elect two directors at the next annual meeting of stockholders.

    So long as any Preferred Shares of any series remain outstanding, the Corporation will not, without the consent of the holders of the outstanding Preferred Shares of such series and outstanding shares of all series of Preferred Stock and Preference Stock ranking on a parity with the Preferred Shares of such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are then exercisable, by a vote of at least two-thirds of all such outstanding Preferred Shares and shares of Preferred Stock and Preference Stock voting together as a class, given in person or by proxy, either in writing or at a meeting, (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Preferred Shares with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or (ii) amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Corporation's Restated Certificate of Incorporation, as amended, or of the resolutions contained in a Certificate of Designations for any series of the Preferred Shares designating such series of the Preferred Shares and the preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or Preference Stock or the creation and issuance of other series of Preferred Stock or Preference Stock, or any increase in the amount of authorized shares of any series of Preferred Stock or Preference Stock, in each case ranking on a parity with or junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The holders of ESOP Preferred Stock, 1995 ESOP Preferred Stock, Tracking Preferred Stock and 1996 ESOP Preferred Stock described under "Outstanding Preferred Stock" below have voting rights similar to those described in this section.

OUTSTANDING PREFERRED STOCK

    The Preferred Shares will rank on a parity in all respects with the outstanding Preferred Stock and Preference Stock of the Corporation. The Common Stock of the Corporation, including the Common Stock that may be issued upon conversion of the Preferred Shares or in exchange for, or upon conversion of, Subordinated Securities, will be subject to any prior rights of the Preferred Stock and Preference Stock then outstanding. Therefore, the rights of the outstanding Preferred Stock, described below, and any Preferred Stock or Preference Stock that may be subsequently issued, may limit the rights of the holders of the Preferred Shares and Common Stock of the Corporation. At December 31, 1995, the Corporation had outstanding 1,127,125 shares of 10.24% Cumulative Preferred Stock (the "10.24% Preferred Stock"), 12,984 shares of ESOP Cumulative Convertible Preferred Stock (the "ESOP Preferred Stock"), 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock (the "1995 ESOP Preferred Stock") and 980,000 shares of Cumulative Tracking Preferred Stock (the "Tracking Preferred Stock"), of which 25,000 shares are held by a subsidiary of the Corporation. On January 2, 1996, the Corporation redeemed all outstanding shares of the 10.24% Preferred Stock. On February 27, 1996, the Corporation issued 59,000 shares of 1996 ESOP Cumulative Convertible Preferred Stock (the "1996 ESOP Preferred Stock"). No shares of Preference Stock are currently outstanding.
    ESOP PREFERRED STOCK. The ESOP Preferred Stock has a stated value of $1,000.00 per share. The ESOP Preferred Stock provides for cumulative quarterly dividends at the rate of 9% per annum calculated as a percentage of stated value. All outstanding shares of ESOP Preferred Stock are held of record by a trustee acting on behalf of the Norwest Corporation Savings Investment Plan and Master Savings Trust, or any successor to such plan (the "Plan"). The ESOP Preferred Stock is subject to redemption, in whole or in part, at the option of the Corporation at a price equal to the higher of (i) $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and (ii) the Fair Market Value (as defined in the Certificate of Designations for the ESOP Preferred Stock) per share of ESOP Preferred Stock on the date fixed for redemption.

    The ESOP Preferred Stock is mandatorily convertible, without any further action on the part of the Corporation or the holder thereof, into the Corporation's Common Stock at the then applicable Conversion Price (as defined in the Certificate of Designations for the ESOP Preferred Stock) when (i) the ESOP Preferred Stock is released from the unallocated reserve of the Plan in accordance with the terms thereof, or (ii) when record ownership of the shares of ESOP Preferred Stock is transferred to any person other than a successor trustee under the Plan. In addition, a holder of ESOP Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of ESOP Preferred Stock held by such holder into shares of the Corporation's Common Stock at the then applicable Conversion Price.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of ESOP Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of the Corporation's Common Stock, $1,000.00 per share, plus accrued and unpaid dividends. Except as required by law, the holders of ESOP Preferred Stock are not entitled to vote, except under the limited circumstances described in "Voting Rights" above. The ESOP Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of the Corporation to repurchase or redeem the ESOP Preferred Stock.

    1995 ESOP PREFERRED STOCK. The 1995 ESOP Preferred Stock has a stated value of $1,000.00 per share. The 1995 ESOP Preferred Stock provides for cumulative quarterly dividends at the rate of 10% per annum calculated as a percentage of stated value. All outstanding shares of 1995 ESOP Preferred Stock are held of record by a trustee acting on behalf of the Plan. The 1995 ESOP Preferred Stock is subject to redemption, in whole or in part, at the option of the Corporation at a price equal to the higher of (i) $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and
(ii) the Fair Market Value (as defined in the Certificate of Designations for the 1995 ESOP Preferred Stock) per share of 1995 ESOP Preferred Stock on the date fixed for redemption.

    The ESOP Preferred Stock is mandatorily convertible, without any further action on the part of the Corporation or the holder thereof, into the Corporation's Common Stock at the then applicable Conversion Price (as defined in the Certificate of Designations for the 1995 ESOP Preferred Stock) when (i) the 1995 ESOP Preferred Stock is released from the unallocated reserve of the Plan in accordance with the terms thereof, or (ii) when record ownership of the shares of 1995 ESOP Preferred Stock is transferred to any person other than a successor trustee under the Plan. In addition, a holder of 1995 ESOP Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of 1995 ESOP Preferred Stock held by such holder into shares of the Corporation's Common Stock at the then applicable Conversion Price.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of 1995 ESOP Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of the Corporation's Common Stock, $1,000.00 per share, plus accrued and unpaid dividends. Except as required by law, the holders of 1995 ESOP Preferred Stock are not entitled to vote, except under the limited circumstances described in "Voting Rights" above. The 1995 ESOP Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of the Corporation to repurchase or redeem the 1995 ESOP Preferred Stock.

    TRACKING PREFERRED STOCK. The Tracking Preferred Stock has a stated value of $200.00 per share. The holders of the Tracking Preferred Stock are also collectively the assignees of the Corporation's entire beneficial ownership interest in Class A preferred limited liability company interests (the "Class A Preferred Securities") of Residential Home Mortgage, L.L.C. (the "Limited Liability Company").

    The Tracking Preferred Stock provides for cumulative annual cash dividends per share of Tracking Preferred Stock equal to the product of the Dividend Rate (as defined in the Certificate of Designations for the Tracking Preferred Stock) and $200.00, payable quarterly. The Dividend Rate is currently 9.3%, and will be reset on January 1, 2000 and on January 1 of each fifth year thereafter as described in the Certificate of Designations for the Tracking Preferred Stock. The Tracking Preferred Stock also provides for certain additional cash distributions that are based upon the results of operations of the Limited Liability Company, payable on December 31, 1999 and on December 31 of each fifth year thereafter. The terms of the Tracking Preferred Stock provide that the amount of certain dividends distributed or distributions paid to the holders of Tracking Preferred Stock as assignees of the Corporation's interest in the Class A Preferred Securities of the Limited Liability Company will reduce dollar for dollar, respectively, the dividends and distributions to which the holders of the Tracking Preferred Stock would otherwise be entitled pursuant to the terms of the Certificate of Designations for the Tracking Preferred Stock.

    The Tracking Preferred Stock is subject to redemption, in whole or in part, at the option of the Corporation, at a per share price equal to the greater of
(i) $200.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and (ii) the Fair Market Value of a Per Share Tracking Interest in the Limited Liability Company (as defined in the Certificate of Designations for the Tracking Preferred Stock). Subject to certain exceptions set forth in the Certificate of Designations for the Tracking Preferred Stock, the Tracking Preferred Stock is not subject to redemption prior to December 31, 1999. Any redemption payments received by a holder of Tracking Preferred Stock as an assignee of the Corporation's interest in Class A Preferred Securities of the Limited Liability Company will reduce dollar for dollar the amount of redemption payments to which the holders of Tracking Preferred Stock would otherwise be entitled pursuant to the terms of the Certificate of Designations for the Tracking Preferred Stock.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Tracking Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of the Corporation's

Common Stock, a per share amount equal to the greater of (i) $200.00 per share, plus accrued and unpaid dividends to the date of final distribution, and (ii) the Fair Market Value of a Per Share Tracking Interest in the Limited Liability Company. Any liquidation payments received by a holder of Tracking Preferred Stock as an assignee of the Corporation's interest in Class A Preferred Securities of the Limited Liability Company will reduce dollar for dollar the amount to which the holders of the Tracking Preferred Stock would otherwise be entitled pursuant to the terms of the Certificate of Designations for the Tracking Preferred Stock, provided that no such reduction shall result from a payment made prior to December 31, 1999 in connection the voluntary dissolution of the Limited Liability Company.

    Except as required by law, the holders of Tracking Preferred Stock are not entitled to vote, except under the limited circumstances described in "Voting Rights" above. The Tracking Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of the Corporation to repurchase or redeem the Tracking Preferred Stock.

    1996 ESOP CUMULATIVE CONVERTIBLE PREFERRED STOCK. The 1996 ESOP Preferred Stock has a stated value of $1,000.00 per share. The 1996 ESOP Preferred Stock provides for cumulative quarterly dividends at the rate of $85.00, $90.00 or $95.00 per annum based on the Current Market Price (as defined in the Certificate of Designations for the 1996 ESOP Preferred Stock) of one share of the Corporation's Common Stock as of a fixed trading date. All outstanding shares of 1996 ESOP Preferred Stock are held of record by a trustee acting on behalf of the Plan. The 1996 ESOP Preferred Stock is subject to redemption, in whole or in part, at the option of the Corporation at a price equal to the higher of (i) $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption, and (ii) the Fair Market Value (as defined in the Certificate of Designations for the 1996 ESOP Preferred Stock) per share of 1996 ESOP Preferred Stock on the date fixed for redemption.

    The ESOP Preferred Stock is mandatorily convertible, without any further action on the part of the Corporation or the holder thereof, into the Corporation's Common Stock at the then applicable Conversion Price (as defined in the Certificate of Designations for the 1996 ESOP Preferred Stock) when (i) the 1996 ESOP Preferred Stock is released from the unallocated reserve of the Plan in accordance with the terms thereof, or (ii) when record ownership of the shares of 1996 ESOP Preferred Stock is transferred to any person other than a successor trustee under the Plan. In addition, a holder of 1996 ESOP Preferred Stock is entitled, at any time prior to the date fixed for redemption, to convert shares of 1996 ESOP Preferred Stock held by such holder into shares of the Corporation's Common Stock at the then applicable Conversion Price.

    In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of 1996 ESOP Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of the Corporation's Common Stock, $1,000.00 per share, plus accrued and unpaid dividends. Except as required by law, the holders of 1996 ESOP Preferred Stock are not entitled to vote, except under the limited circumstances described in "Voting Rights" above. The 1996 ESOP Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of the Corporation to repurchase or redeem the 1996 ESOP Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

    The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of the Preferred Shares which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Shares.

GENERAL

    The Corporation may, at its option, elect to offer fractional interests in Preferred Shares, rather than full Preferred Shares. In the event such option is exercised, the Corporation will provide for the issuance by a

Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Shares) in a share of a particular series of the Preferred Shares as described below.

    The shares of any series of the Preferred Shares underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal executive office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the principal executive office of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a Preferred Share underlying such Depositary Share, to all the rights and preferences of the Preferred Shares underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

    Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

    Upon surrender of the Depositary Receipts at the principal office of the Depositary in Minneapolis, Minnesota (unless the related Depositary Shares have previously been called for redemption), the owner of the Depositary Shares evidenced thereby is entitled to delivery at such office, to or upon his order, of the number of Preferred Shares and any money or other property represented by such Depositary Shares. Partial Preferred Shares will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Shares thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Corporation does not expect that there will be any public trading market for the Preferred Shares except as represented by the Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

    The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Corporation to holders of the Preferred Shares shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    If a series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Corporation redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to the Preferred Shares so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

    After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED SHARES

    Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Shares underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of Preferred Shares underlying such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Shares to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Shares.

TAXATION

    Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Shares represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Shares. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Shares in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for the Preferred Shares in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Shares will include the period during which such person owned such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Shares of the relevant series in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

    The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Shares all reports and communications from the Corporation which are delivered to the Depositary and which the Corporation is required to furnish to the holders of the Preferred Shares.

    Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The Board of Directors of the Corporation is authorized to issue a maximum of 500,000,000 shares of Common Stock. As of December 31, 1995, 358,332,153 shares of Common Stock were issued, of which 352,760,457 were outstanding and 5,571,696 were held as treasury shares. Subject to any prior rights of any Preferred Stock or Preference Stock then outstanding, holders of the Common Stock are entitled to receive such dividends as are declared by the Board of Directors of the Corporation out of funds legally available therefor. For information concerning legal limitations on the ability of the Corporation's banking subsidiaries to supply funds to the Corporation, see "CERTAIN REGULATORY MATTERS." Subject to the rights, if any, of any Preferred Stock or Preference Stock then outstanding, all voting rights are vested in the holders of Common Stock, each share being entitled to one vote. Subject to any prior rights of any such Preferred Stock or Preference Stock, in the event of liquidation, dissolution or winding up of the Corporation, holders of shares of Common Stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Common Stock do not have any preemptive right to subscribe for any additional securities which may be issued by the Corporation. The outstanding shares of Common Stock are fully paid and nonassessable. The transfer agent and registrar for the Common Stock is Norwest Bank Minnesota, National Association. Each share of Common Stock also includes a right to purchase certain Preferred Stock. See "Rights Agreement" below.

RIGHTS PLAN

    The Corporation has in effect a rights plan (the "Rights Plan") pursuant to which each share of Common Stock now outstanding has attached to it, and each share of Common Stock issued in this offering will have attached to it, one preferred stock purchase right (a "Right") entitling the holder thereof to purchase one four-hundredth of a share of the Corporation's Series A Junior Participating Preferred Stock without par value ("Series A Preferred Stock") at a price of $175.00, subject to customary antidilution adjustment. Each Right is inseparable from, and trades automatically with, the share of Common Stock to which it is attached. No separate Right certificates will be issued. Until exercised, a Right by itself does not confer any rights on its holder as a stockholder of the Corporation, including, but not limited to, the right to vote or receive dividends. All Rights expire November 23, 1998, unless earlier exercised by the holders thereof or redeemed or extended by the Corporation. Subject to certain limited exceptions, the Corporation may amend or otherwise modify the provisions of the Rights and the Rights Plan without any vote or other action on the part of the holders of the Rights.

    The Rights are exercisable only if a person or group acquires or announces an offer to acquire 25% or more (the "Triggering Percentage") of the outstanding shares of Common Stock. The Corporation's Board of Directors may, without any vote or other action on the part of stockholders, reduce the Triggering
Percentage to not less than 15% at any time prior to the Rights becoming exercisable. The Rights have certain additional rights that will be triggered upon the occurrence of the following specified events:

        (1) If a person or group acquires at least the Triggering Percentage of Common Stock, the Rights permit the holders thereof, other than such person or group, to acquire shares of Common Stock at 50% of such shares' market value at the time. This feature will not apply, however, if a person or group that owns less than the Triggering Percentage acquires at least 85% of the outstanding shares of Common Stock pursuant to a cash tender offer for 100% of the outstanding shares of Common Stock.

        (2) After a person or group acquires at least the Triggering Percentage of Common Stock but before such person or group acquires 50% of the outstanding shares of Common Stock, the Corporation's Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Common Stock or one four-hundredth of a share of Series A Preferred Stock.

        (3) In the event of certain business combinations involving the Corporation or the sale of 50% or more of the assets or earning power of the Corporation, the Rights permit the holders thereof to purchase the stock of the acquiror at 50% of such shares' market value.

    Each share of Series A Preferred Stock will have 400 votes, voting together with shares of Common Stock. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 400 times the dividend declared per share of Common Stock. In the event of a merger, consolidation or other transaction in which Common stock is exchanged, each share of Series A Preferred Stock will be entitled to receive 400 times the amount received per share of Common Stock. In the event of liquidation of the Corporation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $400 per share and will be entitled to an aggregate payment of 400 times the payment made per share of Common Stock. The Series A Preferred Stock will not be redeemable. The rights of the holder of Series A Preferred Stock are protected by customary antidilution provisions.

    The Corporation's Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of at least the Triggering Percentage of the outstanding shares of Common Stock. The Corporation's Board of Directors may effect the redemption at such time, upon such terms and subject to such conditions as the Board may deem in it sole discretion necessary or advisable. Immediately upon redemption of the Rights, all rights of the holders thereof (including the right to exercise the Rights) will terminate except for the right to receive the Redemption Price.

    The operation of the Rights Plan may result in immediate substantial dilution to, or otherwise materially adversely affect, any person or group that acquires the Triggering Percentage of Common Stock or otherwise triggers a provision of the Rights Plan. For that reason, the existence of the Rights Plan may have the effect of delaying, deterring or preventing a takeover of the Corporation.

    The foregoing discussion of the Rights Plan is qualified in its entirety by reference to the rights agreement dated November 22, 1988 between the Corporation and Citibank, N.A., as rights agent, a copy of which agreement has been filed as part of this Registration Statement.

                       DESCRIPTION OF SECURITIES WARRANTS

    The Corporation may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares, Depositary Shares or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Shares or Depositary Shares offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Shares or Depositary Shares. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Corporation in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

GENERAL

    If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iv) the designation and terms of any series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, Preferred Share or Depositary Share;
(v) the date on and after which such Securities Warrants and the related series of Debt Securities, Preferred Shares or Depositary Shares will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) United States federal income tax consequences; and (x) any other terms of such Securities Warrants.

    In the case of Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Shares or Depositary Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants or underlying the Depositary Shares purchasable upon exercise of such Securities Warrants; (iii) the designation and terms of the series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Debt Security, Preferred Share or Depositary Share; (iv) the date on and after which such Securities Warrants and the related series of Debt Securities, Preferred Shares or Depositary Shares will be transferable separately; (v) the number of Preferred Shares, Depositary Shares or shares of Common Stock purchasable upon exercise of each such

Securities Warrant and the price at which such number of Preferred Shares or Depositary Shares of such series or shares of Common Stock may be purchased upon each exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vii) United States federal income tax consequences; and (viii) any other terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

    Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares, Depositary Shares or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Shares, Depositary Shares or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Shares, Depositary Shares or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

    Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Shares, Depositary Shares or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Corporation), unexercised Securities Warrants will become void.

    Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

    The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

    Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including (i) the issuance of capital stock as a dividend or distribution on the Common Stock;
(ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Corporation shall distribute any rights or warrants to acquire capital stock pursuant to clause (iii) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Corporation may, in lieu of making any adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

    No adjustment in the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of and the number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

    In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Corporation or (iii) a sale or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, in each case as a result of which holders of the Corporation's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                              PLAN OF DISTRIBUTION

    The Corporation may offer and sell the Offered Securities in any of three ways: (i) through agents (including certain affiliates of the Corporation), (ii) through underwriters or dealers (including certain affiliates of the Corporation), or (iii) directly to one or more purchasers. The Prospectus Supplement with respect to any of the Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents, the purchase price of such Offered Securities, the proceeds to the Corporation from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Offered Securities may be listed.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Corporation and its affiliates in the ordinary course of business.

    Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that, in connection with the original issuance of such Bearer Securities, it will not offer, sell or deliver, directly or indirectly, Bearer Securities to a United States person or to any person within the United States, except to the extent permitted under United States Treasury regulations.

    All Offered Securities will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Corporation for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Offered Securities.

    Norwest Investment Services Inc. ("NISI"), a wholly-owned subsidiary of the Corporation, may assist in the placement of certain Offered Securities. Any such placement will be pursuant to the terms of an agreement (a "Brokerage Agreement") between the Corporation and NISI, whereby NISI will be acting as agent for certain of its existing customers. Any such placement of Offered Securities will be made in compliance with Schedule E to the By-Laws of the National Association of Securities Dealers, Inc. Any such Brokerage Agreement will authorize NISI to contact existing customers which are financial institutions or sophisticated investors to inform them of the availability of the Offered Securities and the terms on which the Offered Securities may be purchased. NISI will forward any orders for the Offered Securities to the Corporation for acceptance, and the Corporation will pay NISI a commission at the same rate as the commissions paid to other agents placing Offered Securities. As part of such arrangement, it is anticipated that the Corporation will agree to indemnify NISI against and contribute towards certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

    The validity of the Offered Securities will be passed upon for the Corporation by Stanley S. Stroup, Executive Vice President and General Counsel of the Corporation. As of December 31, 1995, Mr. Stroup was the beneficial owner of 107,753 shares of the Corporation's Common Stock and had options to acquire 247,410 additional shares. Certain tax matters will be passed upon for the Corporation by Faegre & Benson LLP ("Faegre & Benson"), 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402. Faegre & Benson and certain members of the firm are indebted to and have other banking and trust relationships with certain affiliated banks of the Corporation. Members of Faegre & Benson and members of their families own less than .02% of the Corporation's Common Stock outstanding.

                                    EXPERTS

    The consolidated financial statements of Norwest Corporation and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

           Registration Fee.............................   $1,724,150
          *Legal Fees and Expenses......................       75,000
          *Trustee Fees and Expenses....................       20,000
          *Accounting Fees and Expenses.................       50,000
          *Blue Sky and Legal Investment Fees and
           Expenses.....................................       20,000
          *Printing and Engraving Fees..................       60,000
          *Rating Agency Fees...........................      125,000
          *Listing Fees.................................       50,000
          *Miscellaneous................................          850
                                                           ----------
              Total.....................................   $2,125,000
                                                           ----------
                                                           ----------

---------
*  Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article Fourteenth of the Restated Certificate of Incorporation of the Registrant provides for broad indemnification of directors and officers of the Registrant. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

ITEM 16. EXHIBITS

    The following Exhibits are filed as part of this Registration Statement:

        1(a)  Form of Underwriting Agreement for Debt Securities.(1)
        1(b)  Form of Underwriting Agreement for Preferred Shares.(1)
        1(c)  Form of Distribution Agreement.(1)
        4(a)  Restated Certificate of Incorporation, as amended (incorporated by reference  to
              Exhibit  3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993 and Exhibit 3 to the Registrant's Current Report on Form 8-K dated July 3,  1995
              (File No. 1-2979)).
        4(b)  Certificate  of Designations of Powers, Preferences,  and Rights relating to the
              Registrant's  ESOP  Cumulative  Convertible  Preferred  Stock  (incorporated  by reference  to Exhibit 4 to  Quarterly Report on Form  10-Q for the quarter ended
              March 31, 1994 (File No. 1-2979)).
        4(c)  Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and
              Citibank, N.A., including as Exhibit A the form of Certificate of Designation of
              Powers, Preferences and Rights  setting forth the terms  of the Series A  Junior
              Participating  Preferred Stock, without par  value (incorporated by reference to
              Exhibit 1 to  the Registrant's  Form 8-A  filed on  December 6,  1988 (File  No.
              1-2979))  and Certificates  of Adjustment pursuant  to Section 12  of the Rights
              Agreement (incorporated by  reference to Exhibit  3 to the  Registrant's Form  8 dated  July 21, 1989 and to Exhibit 4  to the Registrant's Form 8-A/A dated June
              28, 1993 (File No. 1-2979)).
        4(d)  By-Laws, as  amended (incorporated  by reference  to Exhibit  4(c) to  Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1991 (File No. 1-2979)).

        4(e)  Certificate  of Designations of Powers, Preferences,  and Rights relating to the
              Registrant's 1996 ESOP Cumulative  Convertible Preferred Stock (incorporated  by reference  to Exhibit  3 to  the Registrant's Current  Report on  Form 8-K dated
              February 26, 1996 (File No. 1-2979)).
        4(f)  Form of Senior Indenture.(1)
        4(g)  Form of Subordinated Indenture.(1)
        4(h)  Forms of Registered Medium-Term Notes.(1)
        4(i)  Form  of  Senior  Note  (incorporated  by  reference  to  Exhibit  4(a)  to  the
              Registrant's  Current  Report on  Form  8-K dated  November  14, 1989  (File No.
              1-2979)).
        4(j)  Form of Subordinated  Note (incorporated  by reference  to Exhibit  4(a) to  the
              Registrant's  Current  Report on  Form  8-K dated  November  14, 1989  (File No.
              1-2979)).
        4(k)  Form of  Certificate  of  Designations  of Powers,  Preferences  and  Rights  of
              Preferred Shares.(1)
        4(l)  Form  of Preferred Stock Certificate (incorporated  by reference to Exhibit 4(d)
              to the  Registrant's  Registration  Statement  on  Form  S-3,  Registration  No.
              33-38806).
        4(m)  Form of Convertible Preferred Stock Certificate.(1)
        4(n)  Form of Deposit Agreement, including form of Depositary Receipt.(1)
        4(o)  Form of Debt Warrant Agreement, including form of Debt Warrant Certificate.(1)
        4(p)  Form  of Preferred Shares Warrant Agreement,  including form of Preferred Shares
              Warrant Certificate.(1)
        4(q)  Form of Common Stock Warrant Agreement,  including form of Common Stock  Warrant
              Certificate.(1)
        4(r)  Form of Common Stock Certificate.(1)
        4(s)  Certificate  of Designations of  Powers, Preferences and  Rights relating to the
              Registrant's Cumulative Tracking Preferred  Stock (incorporated by reference  to
              Exhibit  3 to the Registrant's Current Report  on Form 8-K dated January 9, 1995
              (File No. 1-2979)).
        4(t)  Certificate of Designations of  Powers, Preferences and  Rights relating to  the
              Registrant's  1995 ESOP Cumulative Convertible  Preferred Stock (incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1995 (File No. 1-2979)).
              The Registrant and  certain of  its consolidated  subsidiaries have  outstanding certain  long-term debt. None  of such debt  exceeds 10% of  the total assets of
              Norwest Corporation  and its  consolidated subsidiaries.  Copies of  instruments with respect to long-term debt will be furnished to the Commission upon request.
        5     Opinion of General Counsel of the Registrant.
       12     Computations  of ratio  of earnings  to fixed charges  and ratio  of earnings to combined fixed charges and preferred stock dividends (incorporated by  reference to  Exhibits 12(a) and 12(b) to the  Registrant's Annual Report on Form 10-K for
              the year ended December 31, 1995 (File No. 1-2979)).
       23(a)  Consent of General Counsel of the Registrant (included as part of Exhibit 5).
       23(b)  Consent of KPMG Peat Marwick LLP.
       24     Powers of Attorney.

---------
(1) Incorporated by reference to the same numbered Exhibit to the Registrant's Registration Statement on Form S-3, No. 33-64540.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) to include any  material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from  registration by means of a post-effective amendment
    any  of  the  securities  being  registered  which  remain  unsold  at   the
    termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on the 15th day of March, 1996.

                                          NORWEST CORPORATION

                                          By      /s/ RICHARD M. KOVACEVICH

                                          --------------------------------------
                                                    Richard M. Kovacevich
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                         OFFICER

    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed on the 15th day of March, 1996, by the following persons in the capacities indicated:

             /s/ RICHARD M. KOVACEVICH
-------------------------------------------   PRESIDENT AND CHIEF EXECUTIVE OFFICER
           Richard M. Kovacevich                (PRINCIPAL EXECUTIVE OFFICER)

                 /s/ JOHN T. THORNTON
-------------------------------------------   EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL
              John T. Thornton                  OFFICER (PRINCIPAL FINANCIAL OFFICER)

                  /s/ MICHAEL A. GRAF
-------------------------------------------   SENIOR VICE PRESIDENT AND CONTROLLER
              Michael A. Graf                   (PRINCIPAL ACCOUNTING OFFICER)

DAVID A. CHRISTENSEN
GERALD J. FORD
PIERSON M. GRIEVE
CHARLES M. HARPER
WILLIAM A. HODDER
LLOYD P. JOHNSON
REATHA CLARK KING
RICHARD M. KOVACEVICH
RICHARD S. LEVITT              A majority of the
RICHARD D. MCCORMICK          Board of Directors*
CYNTHIA H. MILLIGAN
BENJAMIN F. MONTOYA
IAN M. ROLLAND
MICHAEL W. WRIGHT

---------
* Charles D. White, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors pursuant to powers of attorney duly executed by such persons.

                                                  /s/ CHARLES D. WHITE
                                        ----------------------------------------
                                           Charles D. White, ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

   EXHIBIT                                                                                              FORM OF
    NUMBER                                     DOCUMENT DESCRIPTION                                      FILING
--------------  -----------------------------------------------------------------------------------  --------------
         1(a)   Form of Underwriting Agreement for Debt Securities.(1)
         1(b)   Form of Underwriting Agreement for Preferred Shares.(1)
         1(c)   Form of Distribution Agreement.(1)
         4(a)   Restated  Certificate of  Incorporation, as  amended (incorporated  by reference to
                Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993 and
                Exhibit 3 to the Registrant's Current Report  on Form 8-K dated July 3, 1995  (File
                No. 1-2979)).
         4(b)   Certificate  of Designations  of Powers,  Preferences, and  Rights relating  to the
                Registrant's ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for the quarter ended March 31,  1994
                (File No. 1-2979)).
         4(c)   Rights  Agreement, dated as  of November 22, 1988,  between Norwest Corporation and
                Citibank, N.A., including as  Exhibit A the form  of Certificate of Designation  of
                Powers,  Preferences and  Rights setting  forth the  terms of  the Series  A Junior
                Participating Preferred  Stock, without  par value  (incorporated by  reference  to
                Exhibit 1 to the Registrant's Form 8-A filed on December 6, 1988 (File No. 1-2979))
                and  Certificates  of Adjustment  pursuant to  Section 12  of the  Rights Agreement
                (incorporated by reference to Exhibit 3 to  the Registrant's Form 8 dated July  21,
                1989  and to Exhibit 4 to the Registrant's Form 8-A/A dated June 28, 1993 (File No.
                1-2979)).
         4(d)   By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Quarterly  Report on Form 10-Q for the quarter ended March 31, 1991 (File No. 1-2979)).
         4(e)   Certificate  of Designations  of Powers,  Preferences, and  Rights relating  to the
                Registrant's 1996  ESOP Cumulative  Convertible  Preferred Stock  (incorporated  by reference  to  Exhibit 3  to  the Registrant's  Current  Report on  Form  8-K dated
                February 26, 1996 (File No. 1-2979)).
         4(f)   Form of Senior Indenture.(1)
         4(g)   Form of Subordinated Indenture.(1)
         4(h)   Forms of Registered Medium-Term Notes.(1)
         4(i)   Form of Senior Note (incorporated by reference to Exhibit 4(a) to the  Registrant's
                Current Report on Form 8-K dated November 14, 1989 (File No. 1-2979)).
         4(j)   Form  of  Subordinated  Note (incorporated  by  reference  to Exhibit  4(a)  to the
                Registrant's Current Report on Form 8-K dated November 14, 1989 (File No. 1-2979)).
         4(k)   Form of Certificate of Designations of Powers, Preferences and Rights of  Preferred
                Shares.(1)
         4(l)   Form  of Preferred Stock Certificate (incorporated  by reference to Exhibit 4(d) to the Registrant's Registration Statement on Form S-3, Registration No. 33-38806).
         4(m)   Form of Convertible Preferred Stock Certificate.(1)
         4(n)   Form of Deposit Agreement, including form of Depositary Receipt.(1)
         4(o)   Form of Debt Warrant Agreement, including form of Debt Warrant Certificate.(1)
         4(p)   Form of  Preferred Shares  Warrant Agreement,  including form  of Preferred  Shares
                Warrant Certificate.(1)

   EXHIBIT                                                                                              FORM OF
    NUMBER                                     DOCUMENT DESCRIPTION                                      FILING
--------------  -----------------------------------------------------------------------------------  --------------
         4(q)   Form  of Common  Stock Warrant  Agreement, including  form of  Common Stock Warrant
                Certificate.(1)
         4(r)   Form of Common Stock Certificate.(1)
         4(s)   Certificate of  Designations of  Powers,  Preferences and  Rights relating  to  the
                Registrant's  Cumulative  Tracking Preferred  Stock  (incorporated by  reference to
                Exhibit 3 to  the Registrant's Current  Report on  Form 8-K dated  January 9,  1995
                (File No. 1-2979)).
         4(t)   Certificate  of  Designations of  Powers, Preferences  and  Rights relating  to the
                Registrant's 1995  ESOP Cumulative  Convertible  Preferred Stock  (incorporated  by reference  to Exhibit 4 to  the Registrant's Quarterly Report  on Form 10-Q for the
                quarter ended March 31, 1995 (File No. 1-2979)).
                The Registrant  and  certain  of its  consolidated  subsidiaries  have  outstanding certain  long-term  debt. None  of such  debt exceeds  10% of  the total  assets of
                Norwest Corporation and its consolidated  subsidiaries. Copies of instruments  with respect to long-term debt will be furnished to the Commission upon request.
         5      Opinion of General Counsel of the Registrant.......................................    Electronic
                                                                                                      Transmission
        12      Computations  of  ratio of  earnings  to fixed  charges  and ratio  of  earnings to combined fixed charges and preferred stock dividends (incorporated by reference  to
                Exhibits  12(a) and 12(b)  to the Registrant's  Annual Report on  Form 10-K for the
                year ended December 31, 1995 (File No. 1-2979)).
        23(a)   Consent of General Counsel of the Registrant (included as part of Exhibit 5).
        23(b)   Consent of KPMG Peat Marwick LLP...................................................    Electronic
                                                                                                      Transmission
        24      Powers of Attorney.................................................................    Electronic
                                                                                                      Transmission

------------------------
(1) Incorporated by reference to the same numbered Exhibit to the Registrant's Registration Statement on Form S-3, No. 33-64540.